Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2006 Equity Incentive Plan, the 2006 Director Option Plan and the 2006 Employee Stock Purchase Plan of Riverbed Technology, Inc. of our report dated April 20, 2006, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc. included in its Registration Statement on Form S-1 (No. 333-133437), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

September 19, 2006